Exhibit 99(a)(1)(L)

November 8, 2002

To Employees:

Notice — Amendments to the Stock Option Offer to Exchange

Pursuant to Section 13 of the Offer to Exchange dated October 16, 2002 (the “Offer to Exchange”), we have supplemented and amended the terms of the Offer to Exchange as indicated in Exhibit 1 attached hereto. Except as indicated in Exhibit 1, all other terms of the Offer to Exchange remain unchanged.

For additional information about these amendments, or the Offer to Exchange generally, please do not hesitate to contact Richard Butts in the Human Resources Department at Caliper, Tony Hendrickson in the Finance Department, or Rachel Ratliff in the Legal Department. Richard can be reached via e-mail at richard.butts@calipertech.com, or via telephone at (650) 623-0520. Tony can be reached via email at tony.hendrickson@calipertech.com, or via telephone at (650) 623-0725. Rachel can be reached via email at rachel.ratliff@calipertech.com, or via telephone at (650) 623-0490.

EXHIBIT 1

AMENDMENTS TO THE OFFER TO EXCHANGE

The Offer to Exchange is hereby supplemented and amended as follows:

1. The fourth sentence after the heading of the third paragraph (“Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.”) of Section 3 of the Offer to Exchange is amended to read, in its entirety, as follows:

     “We may waive any or all of the conditions of the Offer for all Eligible Participants, but not as to only one or some of the Eligible Participants.”

2. The first sentence of Section 5 of the Offer to Exchange is amended to read, in its entirety, as follows:

     “On the terms and subject to the conditions of this Offer, and promptly following the Expiration Date, we will timely accept the Eligible Options for exchange and cancel all Eligible Options properly elected for exchange and not validly withdrawn before the Expiration Date.”

3. The first paragraph of Section 18 of the Offer to Exchange is amended to read, in its entirety, as follows:

     “This Offer to Exchange and our SEC reports referred to above include forward-looking statements. However, the safe harbors of Section 27A of the Securities Act and 21E of the Exchange Act do not apply to statements made in connection with this Offer. These forward-looking statements involve risks and uncertainties that include, among others, those set forth in Section 17 of this document. More information about factors that potentially could affect our financial results is included in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2001, as amended, and our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2002.”